Exhibit 5.1

March 17, 2015

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Hansen Medical, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 5,578,903 shares of Common Stock, $0.0001 par value per share, of the Company (each, a “Registered Share”), of which (i) 3,500,000 Registered Shares may be issued under the Hansen Medical, Inc. 2006 Equity Incentive Plan (the “Incentive Plan”); (ii) 750,000 Registered Shares may be issued under the 2006 Employee Stock Purchase Plan (the “Purchase Plan”); (iii) 851,915 Registered Shares may be issued under the Non-Plan Option Agreement between the Company and Cary G. Vance, dated May 23, 2014 (the “Non-Plan Option”); (iv) 238,494 Registered Shares may be issued under the Non-Plan Restricted Stock Unit Award Agreement between the Company and Cary G. Vance, dated March 17, 2015 (the “RSU Grant”); and (v) 238,494 Registered Shares may be issued under the Non-Plan Restricted Stock Unit Award Agreement between the Company and Cary G. Vance, dated March 17, 2015 (the “PSU Grant” and, together with the Non-Plan Option and RSU Grant, the “Vance Agreements”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, the Incentive Plan, the Purchase Plan, the Vance Agreements and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Incentive Plan, the Purchase Plan, the Vance Agreements and the resolutions adopted by the stockholders of the Company relating to each of the Incentive Plan and the Purchase Plan. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, we are of the opinion that each Registered Share that is newly issued pursuant to the Incentive Plan, the Purchase Plan or any Vance Agreement will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally

Hansen Medical, Inc.

March 17, 2015

amended, shall have become effective under the Securities Act; (ii) such Registered Share shall have been duly issued and delivered in accordance with the Incentive Plan, the Purchase Plan or the relevant Vance Agreement, as applicable; and (iii) a certificates in due form representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor (or, in the case of any Vance Agreement, in exchange for the consideration specified therein) in an amount not less than the par value thereof or, if any Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the person entitled thereto against payment of the agreed consideration therefor (or, in the case of any Vance Agreement, in exchange for the consideration specified therein) in an amount not less than the par value thereof, in each case, all in accordance with the Incentive Plan, the Purchase Plan or the relevant Vance Agreement, as applicable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP